Mail Stop 4561


								December 19, 2005


By U.S. Mail and facsimile to (515) 576 7962

David W. Edge
Chief Financial Officer, Treasurer
North Central Bancshares, Inc.
c/o First Federal Savings Bank of Iowa
825 Central Avenue
Fort Dodge, Iowa  50501

Re:	North Central Bancshares, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
Forms 10-Q for the Quarters Ended March 31, 2005 and June 30, 2005
	File No. 000-27672

Dear Mr. Edge:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,



      Amit Pande
Assistant Chief Accountant

David W. Edge
North Central Bancshares, Inc.
September 21, 2005
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